APRIL 2, 2002

SAUER-DANFOSS INC. ACQUIRES THE LOW VOLTAGE MOTOR BUSINESS OF THRIGE ELECTRIC, A SUBSIDIARY OF THRIGE-TITAN A/S, AND SCHWARZMÜLLER GMBH

AMES, Iowa, USA, April 2, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced the acquisition of the low voltage motor business of Thrige Electric as previously disclosed.  The acquisition includes factories in Odense, Denmark; Berching, Germany; and a 40% minority interest in Schwarzmüller GmbH, Kaiserslautern, Germany. At the same time Sauer-Danfoss acquired the remaining 60% of Schwarzmüller GmbH from Thomas Schwarzmüller.  Terms of the agreements were not disclosed.

Thrige Electric is engaged in the production of low voltage motors and integrated pump, steering or drive units used primarily in mobile machines in the material handling market. The company has approximately 450 employees and annual sales of approximately $50 Million. Thrige Electric is a worldwide leader in manufacturing such motors.

Schwarzmüller GmbH, founded in 1994 by Thomas Schwarzmüller, produces battery-powered inverters for low voltage AC (alternate current) motors used primarily in mobile machines in the material handling market. The company has approximately 20 employees and generates annual sales of approximately $2 Million.

With this strategic acquisition, Sauer-Danfoss adds new drive technology to its existing well-positioned portfolio in hydrostatic systems. “We want to establish electric power technology in Sauer-Danfoss in parallel with hydrostatics to meet current and future demands of the material handling market,” commented Klaus Murmann, chairman of Sauer-Danfoss Inc.  “It is our goal to make Sauer-Danfoss the preferred supplier of battery-powered inverters and electric motors. The acquisition of Schwarzmüller provides inverter expertise and a broad product range,” continued Murmann.

Sauer-Danfoss started its activities in power electronics in 1997 with the development of an integrated electronic power steering EPS and later with a battery-powered inverter. Both products were launched last year and are an ideal fit with these newly acquired product lines. The acquisition of Thrige Electric will strengthen Sauer-Danfoss’ position as a system supplier in electric drives, and will provide state-of-the-art motor technology and access to the low voltage electric drive train customers in mobile applications for both AC (alternate current) and DC (direct current).  Thrige Electric and Schwarzmüller will join the Sauer-Danfoss Electrohydraulics global business unit, which is headed by Albert Zahalka, Vice President — Electrohydraulics.

The CeMat fair, held April 15-20 in Hanover, Germany, will be the first trade show displaying the combined product lines. Product offerings will be for the material handling and aerial lift markets.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet:  http://www.sauer-danfoss.com